CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 16, 2012 with respect to the audited consolidated financial statements of Luxeyard, Inc. for the period from April 20, 2011 (inception) to December 31, 2011.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

October 17, 2012